United States
Securities and Exchange Commission
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.   )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐   Preliminary Proxy Statement
☐   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐   Definitive Proxy Statement
☒   Definitive Additional Materials
☐   Soliciting Material Pursuant to §240.14a-12
VIRTUS GLOBAL DIVIDEND & INCOME FUND INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒
No fee required.

☐
Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.
Title of each class of securities to which transaction applies:

2.
Aggregate number of securities to which transaction applies:

3.
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4.
Proposed maximum aggregate value of transaction:

5.
Total fee paid:

☐
Fee paid previously with preliminary materials.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.
Amount Previously Paid:

2.
Form, Schedule or Registration Statement No.:

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4.
Date Filed:

PLEASE VOTE NOW!

Important Notice for Shareholders of:

Virtus Total Return Fund Inc. (ZF)

Virtus Global Dividend & Income Fund Inc. (ZTR)

VOTING NOW HELPS LOWER OVERALL PROXY COSTS AND ELIMINATES

FURTHER MAILINGS AND PHONE CALLS

Dear Shareholder,

The joint Special Shareholder Meeting is rapidly approaching. You recently received proxy materials concerning important proposals to be voted on at the Joint Special Meeting of Shareholders of ZF and ZTR on November 1, 2019 at 10:00 a.m. Eastern Time, at the offices of Virtus Investment Partners, Inc., One Financial Plaza, Hartford, CT 06103. You are receiving this REMINDER because you held shares in the fund(s) on the record date and we have not received your vote. Please help us avoid adjournments, reminder phone calls to shareholders, costs and additional mailings by promptly voting your shares.

For reasons set forth in the proxy materials previously mailed to you, the Funds Boards have unanimously approved the proposals detailed in your proxy materials and is recommending that shareholders vote FOR the proposals.

Every vote matters, no matter the size of your holdings.

Please take a moment now to cast your vote using one of the options listed on your proxy card. If you have any questions regarding the proposals, or need assistance with voting, please call Computershare Fund Services, the funds’ proxy solicitor, toll free at 1-888-916-1746.

Remember, your vote is very important and counts. Voting now will minimize the expenses incurred with further reminder mailings and solicitation phone calls. Please exercise your shareholder rights and vote today.

If you hold your shares in a brokerage or bank account (in “street name”) your broker or bank cannot vote your shares, your active participation in the vote process is needed.

View or download the Joint Proxy Statement/Prospectus: https://www.proxy-direct.com/vir-30838

Thank you for your prompt attention to this matter. If you have already voted, we appreciate your participation.